UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 7, 2008 (April 3, 2008)
FRANKLIN BANK CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-505I8 (Commission File Number)	11-3626383 (I.R.S. Employer Identification No.)

9800 Richmond Avenue, Suite 680	Houston, Texas 77042

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (713) 339-8900
Not applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets
     Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On March 26, 2008, the Company filed a Current Report on Form 8-K announcing that the Company had received a letter from the staff of The American Stock Exchange (“AMEX”) indicating that the Company is not in compliance with Sections 134 and 1101 of the AMEX Company Guide and its listing agreement as a result of the Company’s failure to file the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (“Form 10-K”) with the Securities and Exchange Commission (the “SEC”) on a timely basis and affording the Company an opportunity to submit a plan (the “Plan”) by April 3, 2008, advising AMEX of any action the Company has taken, or will take, to file its Form 10-K and bring the Company into compliance with the AMEX Company Guide by no later than June 17, 2008. The Plan, which is subject to review and acceptance by the AMEX, was submitted for the staff’s consideration on April 3, 2008. The Company’s Series A Non-Cumulative Perpetual Preferred Stock trades on AMEX.
     On April 7, 2008, the Company announced that it will request a hearing before a NASDAQ Listing Qualifications Panel in response to a notice it received from the Listing Qualifications Staff of The NASDAQ Stock Market (“NASDAQ”) informing the Company that it is not in compliance with NASDAQ Market Place Rule 4310(c)(14) because it has not timely filed its Form 10-K with the SEC. Issuance of such a notice is standard NASDAQ procedure when a listed company fails to timely file its Form 10-K. The Company’s request will result in a stay of the delisting of the Company’s common stock pending the panel’s review and determination. Pending a decision regarding the appeal, the Company’s common stock will continue to be traded on the NASDAQ Global Select Market.
     The Company issued press releases disclosing the foregoing on April 4, 2008 and April 7, 2008, copies of which are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits.
99.1	Press Release of Franklin Bank Corp., dated April 4, 2008.

99.2	Press Release of Franklin Bank Corp., dated April 7, 2008.

S I G N A T U R E
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN BANK CORP.
Dated: April 7, 2008	By:	/s/ Russell McCann
Russell McCann
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated April 4, 2008

99.2	Press release dated April 7, 2008